Exhibit 10.9
Shapeways Holdings, Inc.
2021 Equity Incentive Plan
Notice of Stock Option Grant
You have been granted the following option to purchase Common Shares of Shapeways Holdings, Inc. (the “Company”) on the terms and conditions set out below:

Name of Optionee:	«Name»
Total Number of Common Shares:	«TotalShares»
Type of Option (U.S. Tax Status):	«ISO» Incentive Stock Option (ISO)
«NSO» Nonstatutory Stock Option (NSO)
Exercise Price per Share:	US$ «PricePerShare»
Date of Grant:	«DateGrant»
Vesting Commencement Date:	«VestDay»
Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan or the Stock Option Agreement, as applicable.
The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan, future options that may be awarded under the Plan and all other documents that the Company is required to deliver to shareholders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.

YOU FURTHER AGREE TO COMPLY WITH THE COMPANY’S INSIDER TRADING POLICY, AS IN EFFECT FROM TIME TO TIME, WHEN SELLING COMMON SHARES.

Shapeways Holdings, Inc.
2021 Equity Incentive Plan
Stock Option Agreement

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”), this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of Common Shares specified in the Grant Notice at the exercise price indicated in the Grant Notice.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan, as applicable.

U.S. Tax Treatment
This option is intended to be a [an incentive stock option] [a nonstatutory stock option], as provided in the Grant Notice. However, even if this option is designated as an incentive stock option in the Grant Notice, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Vesting
This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice.
In no event will this option vest or become exercisable for additional Common Shares after your Service has terminated for any reason unless expressly provided in a written agreement between you and the Company.

Term of Option	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Grant Notice. (This option will expire earlier if your Service terminates earlier, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)
Termination of Service	If your Service terminates for any reason, this option will expire to the extent it is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines whether and when your Service terminates for all purposes of this option.
Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If your Service terminates as a result of your death, then this option, to the extent vested as of the date of your death, will expire at the close of business at Company headquarters on the date twelve months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date six months after your termination date.
For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve months.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. However, except as otherwise determined by the Company, your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on an unpaid leave of absence that lasts more than 30 days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the thirty-first day of such unpaid leave, and this option will not vest or become exercisable with respect to any additional Common Shares during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Grant Notice may be suspended and/or adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.
If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise/Compliance with Law
The Company will not permit you to exercise this option if the issuance of Common Shares at that time would violate any law or regulation.
Notwithstanding any other provision in the Plan, the Grant Notice, or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares, the Company shall not be required to permit the exercise of this option and/or delivery of Common Shares prior to the completion of any registration or qualification of the Common Shares under any federal, state, local, or foreign securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any federal, state, local or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Shares.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a third party to administer the Plan, you must notify such third party in the manner such third party requires. Your notice must specify how many Common Shares you wish to purchase. The notice will be effective when the Company receives it.
However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
You may only exercise your option for whole Common Shares.

Form of Payment
When you submit your notice of exercise, you must make arrangements for the payment of the option exercise price for the Common Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:
•By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer; or
•By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any Tax-Related Items (as defined below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”
The Company may permit other forms of payment in its discretion to the extent permitted by the Plan.

Withholding Taxes
Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options, including, but not limited to, the grant, vesting or exercise of the option, the issuance of Common Shares upon exercise of the option, the subsequent sale of Common Shares acquired pursuant to such exercise and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the option or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company and/or the Employer to pay any Tax-Related Items that the Company and/or the Employer determine must be withheld. These arrangements include payment in cash or via the same-day sale procedure described above. With the Company’s consent, these arrangements may also include (a) withholding Common Shares of Company stock that otherwise would be issued to you when you exercise this option with a value equal to withholding taxes, (b) surrendering Common Shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation. The value of withheld or surrendered Common Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation (if authorized by the Company and to the extent such beneficiary designation is valid under applicable law) which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate were you.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

No Retention Rights	Neither your option nor any documentation related thereto (including this Agreement, the Grant Notice and the Plan) gives you the right to be retained by the Company, a Parent, a Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.
Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the Common Shares acquired upon exercise of this option, shall be subject to recoupment or clawback under any Company policy in effect from time to time, or to the extent required by applicable law in effect at the relevant time (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted.
Adjustments	In the event of a stock split, stock dividend, reorganization and recapitalization or a similar change in Company common stock, the number of Common Shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.
Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.
Amendment and Waiver
The Committee, at any time, and from time to time, may amend the terms of the Grant Notice or this Agreement; provided, however, that your rights shall not be materially and adversely affected without your written consent.
Any right of the Company contained in the Grant Notice or this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of the Grant Notice or this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial
This Agreement and the Grant Notice will be interpreted and enforced under the laws of the State of Delaware without regard to its choice-of-law provisions or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
You and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in a Delaware state or a federal court sitting in Wilmington, Delaware, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN, THE GRANT NOTICE OR THIS AGREEMENT..

Successors; Interpretation	The terms of the Grant Notice and this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of you and your beneficiaries, executors, administrators, heirs and successors. The invalidity or unenforceability of any provision of this Agreement (or the Grant Notice, as applicable) shall not affect the validity or enforceability of any other provision of this Agreement (or the Grant Notice, as applicable), and each other provision of this Agreement (or the Grant Notice, as applicable) shall be severable and enforceable to the extent permitted by law. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of the Grant Notice or this Agreement. Pronouns and other words of gender shall be read as gender-neutral. Words importing the plural shall include the singular and the singular shall include the plural. Each of the Grant Notice and this Agreement may be entered into in counterparts.
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. The Committee shall have final authority to interpret and construe the Plan, the Grant Notice and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon you and all other persons in respect of any questions arising under the Plan, the Grant Notice or this Agreement.
This Plan, this Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.
Notwithstanding any provisions in the Grant Notice or this Agreement, if you are located outside of the United States, the options shall be subject to any special terms, conditions or notifications for your country. Moreover, if you relocate to another country, any special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.